UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 22, 2011

E WORLD INTERACTIVE, INC.
(Exact name of registrant as specified in its charter)

Florida	000-52438	65-0855736

(State or other jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

2580 Anthem Village Drive
Henderson, Nevada 89052.
____________________
(Address of principal executive offices)(Zip Code)

702 588 5971
_______________________________
(Registrant’s telephone number, including area code)

________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 17, 2011 E World Interactive, Inc. (“E World” or the “Company”) entered into a  letter of intent (the “LOI”) with Green Renewable Energy Solutions, Inc. (“GRES”) the purpose of which was to cancel the Binding Letter of Intent entered into between the Parties on July 27, 2011 and to replace this with a new agreement. The new agreement entered into by E World and GRES is summarized below and attached here as Exhibit (c.1).

Summary of the LOI

(i)
The E World will acquire the assets of GRES including contracts entered into by GRES with regard to the acceptance, processing and disposal of construction and demolition waste dated May 19, 2011 and Municipal Solid Waste agreement dated September 07, 2011 and other agreements relating to the financing of energy and waste disposal projects.

(ii)	E World will change its name immediately to Green Energy Renewable Solutions Inc.
(iii)
The consideration for the acquisition of GRES will be the issue of new common stock of E World such that on completion of the issue, the existing shareholders of both E World and GRES will own the Company in equal amount.

(iv)	The board of the Company will change with immediate effect to reflect this 50/50 ownership and Joe DuRant will be appointed as Chief Executive Officer of the company.
(v)
Prior to the completion of the transaction and the issue of E World stock, E World will spin out its wholly owned subsidiaries, Media and Technology Solutions, Inc. and E World Corp as independent public companies. E World Corp will retain the ownership of the E World name, websites and all existing agreement, licenses and projects in development other than the project being developed by GRES

Item 5.02	Departure of Directors or Certain Officers; Election of Directors;Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 15, 2011 the Board of E World approved the appointment of Gerry Shirren as a director. Mr. Shirren had previously served as a director of E World until resigning on August 01, 2011 following the July 27, 2011 binding Letter of Intent now cancelled as referred to above.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description
10.1	Letter of Intent between E World Interactive, Inc. and Green Renewable Energy Solutions, Inc. dated September 17, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E World Interactive, Inc.

Dated: September 22, 2011	By:	/s/ Joe DuRant

Title: President